Esquire Consulting, Inc.
600 S. Spring Street #1312
Los Angeles, CA 90014
Tel:  (213) 489-4515
Fax: (440) 848-6345

June 14, 2010

Board of Directors
International Surf Resorts, Inc.
1097 Country Coach Dr., Suite 705
Henderson, Nevada 89002

Re:           Post-Effective Amendment No. 1 to Form SB-2 on Form S-1
Opinion of Counsel and Consent of Counsel

As counsel to International Surf Resorts, Inc., a Nevada corporation (the “Company”), I have participated in the preparation of the Company’s Post-Effective Amendment No. 1 to Form SB-2 on Form S-1 filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the registration of 477,800 shares of the Company’s $.001 par value common stock owned by the selling shareholders.

As counsel to the Company, I have examined such corporate records, certificates and other Company documents, and made inquiries of such officers of the Company, as I have deemed necessary or appropriate for purposes of this opinion. Based upon such examinations, I am of the opinion that the shares of the Company’s common stock owned by the selling shareholders have been and are duly authorized, validly issued, fully paid and non-assessable shares of the common stock of the Company. I hereby consent to the inclusion of this opinion as an exhibit to the Post-Effective Amendment No. 1 to Form SB-2 on Form S-1 filed by the Company and the reference to my firm contained therein under “Legal Matters.”

Sincerely,

Esquire Consulting, Inc.

/s/ Lan Nguyen
Lan Nguyen, Esq.